FALCETTA, WACHTEL &                               Eugene H. Falcetta, CPA
KNOCHENHAUER, LLC
-------------------                               Stuart B. Wachtel CPA
     Certified Public Accountants                 Judy S. Knochenhauer CPA
24-C Wintonbury.Mall Bloomfield, CT 06OC2-2412
Telephone: (860) 286-9040 FAX:, (860) 286-8972



                                                  July 21, 1998



To the Stockholders
American Card Technology, Inc.
13SS Terrell Mill Road
Building 1462, Suits 200
Marietta, GA 30067



     We have compiled the accompanying statements of forecasted operations of American Card Technology, Inc. for the two years ending September 30, 2000, in accordance with standards established by the American Institute of Certified Public Accountants.

     A compilation is limited to presenting in the form of a forecast information that in the representation of management and does not include evaluation of the support for the assumptions underlying the forecast. We have not examined the forecasts and, accordingly, do not express an opinion or any other form of assurance on the accompanying statements or assumptions. Furthermore, there will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.



                                   Respectfully submitted,

                              Falcetta, Wachtel & Knochenhauer, LLC

                              CERTIFIED PUBLIC ACCOUNTANTS

                             CERTIFIED PUBLIC ACCOUNTANTS
                            AMERICAN CARD TECHNOLOGY,INC.
                            (A DEVELOPMENT STAGE COMPANY)
                          STATEMENT OF FORECASTED OPERATIONS

                                       Year Ending         Year Ending
                                       September 30,1999   September 30, 2000


Sales                                  $ 1,482,000         $ 5,377,000

Cost of sales                              964,564           2,745,173
                                       -----------         -----------

Gross Profit                               517,436          2, 631,827
                                       -----------         -----------

                                                34.9%               48.9%
                                                -----               -----

Expense:
       Research and development            500,450             550,495
       Sales, general and
       Administrative                    1,415,186           1,515,186
       Interest                            425,495             425,495
                                           -------             -------
               Total expenses            2,341,131           2,491,176
                                         ---------           ---------

Operating income (loss)                 (1,823,695)            140,651

Interest income                             84,667              44,440
                                       -----------         -----------

Income (loss) before
       Income taxes                     (1,739,028)            185,091

Provision for income taxes
       (benefit)                        (  228,000)             99,000
                                       -----------         -----------
Net income (loss)                     ($ 1,511,028)        $    86,091
                                       -----------         -----------


See Summary of Significant Forecast Assumptions, Accounting Policies and Accountants' Report.

                            AMERICAN CARD TECHNOLOGY, INC.
                     SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS
                               AND ACCOUNTING POLICIES



NOTE A: NATURE OP THE FORECASTS


     These financial forecasts present, to the best of management's knowledge and belief, the Company, a expected results of operations fair the forecast periods. Accordingly, the forecasts reflect its judgement as of July 21, 1998, the date of these forecasts, of the expected conditions and its expected course of action. The assumptions disclosed herein are those that management believes are significant to the forecasts. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur expected, and those differences may be material.


NOTE B: NATURE OF OPERATIONS DURING THE FORECAST PERIOD


The Company intends to:
1. Continue to market and sell its existing products to existing and new customers.
2.   Develop new products for Sale to existing and now customers
3.   Enter into new teaming and marketing agreements with Strategic Partners.


NOTE C: SALES AND COST OF SALES


     The accompanying forecasts assume that sales are normally made evenly throughout the year but exceptions will occur in the first three months, because the business plan cannot be fully implemented until such time that the Company receives its anticipated financing. The credit terms of the Company's forecasted sales are 30 to 45 days.

     Because the Company deals mainly with Government entities as well as major private sector industry, there is no provision for bad debts in the forecast.

     Cost of sales includes card and equipment purchases, direct labor, and amortization of prior software development costs. Gross profit was calculated based an existing sales and management's estimates of anticipated increases in those sales.

                                     (Continued)

                            AMERICAN CARD TECHNOLOGY, INC.
                     SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS
                               AND ACCOUNTING POLICIES           (Continued)



NOTE D: INVENTORY


     The Company keeps a minimum of smart card inventory on hand for the purpose of supplying approximately 60 days of anticipated sales. All other equipment required for sales is readily available and purchased from various suppliers with various negotiated credit terms.


NOTES E: EQUIPMENT


     The Company's equipment includes computers and other office furniture and fixtures. Depreciation is figured over the estimated useful lives of such equipment, using six accelerated method.


NOTE F: DEBT


     The accompanying forecast reflects the interest cost relating to the following debt:
     1. Various bank debt of $ 600,000 12 secured equally by the personal assets or personal guarantees of two principals of the Company. interest in paid by the Company monthly on $ 300,000 at 8.5% and the remaining $ 300,000 at 9.0%. The principal is not payable unless the Company raises more than the minimum equity amount.
          Deferred compensation of $ 500,000 is to be paid only out of proceeds in excess of the minimum raised. There is a 10% interest factor associated with these deferments. Director, a Joan estimated to he $ 1,100,000 as well an Shareholder loans of $ 2,129,955 bear interest at the rate of 10%. All payments are deferred until the earlier of debt financing or January 1, 2001.


NOTE G: EXPENSES


     The following summarizes significant assumptions for forecasted other than interest:
1. Salaries are currently paid to 10 employees, two of whom are the CEO and the President of the Company. They are also primary stockholders of the Company.

2. Salaries will continue at their present levels throughout the forecasted period.



                                     (Continued)

                            AMERICAN CARD TECHNOLOGY, INC.
                     SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS
                               AND ACCOUNTING POLICIES           (Continued)




NOTE G: EXPENSES       (Continued)


3. Rent will continue at the present level of $ 3,383 per month throughout the forecasted period.
4. Travel expense is predicated on the anticipated number of sales calls and installation trips required in achieving the anticipated sales.
5. Payments to Softchip for the operating system as well as technology maintenance are based an contracted amounts.
6. Costs incurred with related parties or entities will not exceed market rates that would be obtained with unrelated parties.



     All expenses in the accompanying forecast assume only the minimum amount of equity is raised.